Consent of Independent Accountants

                           ________________________




We consent to the incorporation by reference in this registration statement of Emisphere Technologies, Inc. (the "Company") on Form S-3 of our report dated September 19, 1995, except for the second paragraph of Note 5(c), Note 14 and
Note 15 as to which the date is October 26, 1995, on our audits of the financial statements and financial statement schedule of the Company as of July 31, 1995 and 1994, and for each of the three years in the period ended July 31, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended July 31, 1995. We also consent to the reference to our Firm under the caption "Experts".





                                        Coopers & Lybrand L.L.P.

New York, New York
April 3, 1996